Exhibit 99.1

Independence Contract Drilling Adds Robert Barrett to its Board of Directors

HOUSTON, July 1, 2022 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today announced that its Board of Directors elected Robert J. Barrett, IV to its Board of Directors. Mr. Barrett will serve on the Company's Audit Committee and will chair the Company's Corporate Governance and Nominating Committee.

Anthony Gallegos, President and Chief Executive Officer commented, "On behalf of the Board of Directors, I'm very pleased to welcome Bobby to ICD. Bobby brings extensive financial, operating and executive oilfield service leadership experience and skills to our Board. We are all excited to work with Bobby as we continue to execute ICD's long-term strategic initiatives".

About Robert J. Barrett, IV

Mr. Barrett has over 20 years of energy experience as an investor, operations executive, director, and advisor. Most recently, from 2017 to June 2022, Mr. Barrett was a Managing Director at Angelo Gordon in the Energy Credit strategy group. From 2008 until 2017, Mr. Barrett served as an Executive Vice President at Basin Holdings, a private holding company where he held several executive management positions, including Global Head of Corporate Development and Chief Financial Officer of the rental and manufacturing divisions. Prior to Basin, Mr. Barrett was a member of Credit Suisse's Special Opportunities Group, a proprietary debt and equity investment team, and worked in investment banking at both UBS and Goldman Sachs. Mr. Barrett received a B.A. from Georgetown University and M.B.A. from the Darden School at the University of Virginia.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211